EXHIBIT 10.30

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of this            day of                               , 2011 (the “Effective Date”), between Sinclair Television Group, Inc., a Maryland corporation (“STG”), and Steve Marks (“Employee”).

R E C I T A L S

A.                                    Sinclair Broadcast Group, Inc. a Maryland corporation (“SBG”), through its direct and indirect wholly-owned subsidiaries, including but not limited to STG (collectively, the “SBG Entities”), owns or operates television broadcast stations and invests in and/or manages some industry related and non-industry related businesses.

B.                                    Employee has been employed by one or more of the SBG Entities pursuant to one or more employment agreements (the “Prior Employment Agreement(s)”) and is currently serving as STG’s Chief Operating Officer and Vice President.

C.                                    The parties hereto desire that this Agreement shall amend and restate any and all understandings and agreement(s) between them (written and verbal, formal and informal) that precede the Effective Date and relate in any manner to the terms and conditions of Employee’s employment, including but not limited to the Prior Employment Agreement(s), such that all such prior understandings and agreements shall be superseded and replaced by this Agreement.

D.                                    SBG and STG have adopted an unfunded bonus arrangement, which is open only to a select group of management or highly compensated employees.  Employee is, at the time of execution of this Agreement, a member of such class of employees and this Agreement is executed pursuant to such arrangement.

NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      Duties.

1.1.                            Duties Upon Employment.                                                Upon the terms and subject to the other provisions of this Agreement, Employee will continue to be employed by STG as its Chief Operating Officer and Vice President.  In such capacity, Employee will:

(a)                                 report to the Board of Directors of STG and SBG (the “SBG/STG Boards”) and the Chief Executive Officer of SBG (the “SBG CEO”);

(b)                                 have such responsibilities and perform such duties as may from time to time be established by the SBG/STG Boards or the SBG CEO.

1.2.                            Full-Time Employment.            The Employee agrees to devote Employee’s full working time, attention, and best efforts exclusively to the business of the SBG Entities.

1.3.                            Location.            During the Employment Term, Employee’s services under this Agreement shall be performed principally in the Tampa Florida, or such other location(s) as may from time to time be designated by the appropriate official at either STG or SBG.  The parties acknowledge and agree that the nature of Employee’s duties hereunder shall, in any event, require reasonable travel from time to time consistent with travel obligations that Employee has historically had during his employment with the SBG Entities or as may be from time.to time reasonably directed by the SBG/STG Boards or the SBG CEO.

2.                                      Term.

2.1.                            Term.            The term of Employee’s employment under this Agreement (the “Employment Term”) shall begin on the Effective Date and continue until employment is terminated in accordance with Section 4 of this Agreement.

2.2.                            At Will Employment.            Notwithstanding anything else in this Agreement to the contrary, including, without limitation, the provisions of Section 2.1, Section 3, or Section 4 of this Agreement, the employment of Employee is not for a specified period of time, and STG or Employee may terminate the employment of Employee with or without Cause (as defined in Section 4.1(c) of this Agreement) at any time for any reason.  There is not as of the Effective Date, nor will there be in the future, unless by a writing signed by all of the parties to this Agreement, any express or implied agreement as to the continued employment of Employee.

3.                                      Compensation and Benefits.

3.1.                            Compensation.            Subject to the terms of this Agreement, STG shall compensate Employee in the form of both current and deferred compensation.  During each employment year, Employee’s annual salary (the “Base Salary”) shall be determined by the Compensation Committee of the SBG Board (the “Compensation Committee”), which Salary may include the right to earn bonuses as determined by the Compensation Committee in its absolute and complete discretion (the “Discretionary Bonus”).  Any such Discretionary Bonus shall be determined and payable after the Compensation Committee has had the opportunity to review any financial, ratings, and/or other information that it determines is necessary, appropriate, or relevant for or to such determination.  Any changes to the Base Salary and/or Discretionary Bonus may be made without in any manner altering the terms of this Agreement.  The deferred portion of Employee’s total compensation will be controlled by the terms of this Agreement, as may be amended from time to time only by subsequent written agreement(s) that are executed in accordance with this Agreement and in particular Sections 9.8 and 9.14 hereof.

3.2.                            Vacation.                                          During each Employment Year, Employee shall be entitled to paid vacation leave in an amount equal to one (1) week plus the amount otherwise determined in accordance with such policies from time to time in effect at STG.  For purposes of determining vacation leave available to Employee as of the date of this Agreement and subsequent periods, Employee shall be credited with any time previously served while an employee of any of the

SBG Entities prior to the Effective Date.

3.3.                            Health Insurance and Other Benefits.                                   During the Employment Term, Employee shall be eligible to participate in health insurance programs that may from time to time be provided by STG for its employees generally, and Employee shall be eligible to participate in other employee benefits plans that may from time to time be provided by STG to its employees generally.

3.4.                            Tax Issues.                                   To the extent taxable to Employee, Employee will be responsible for accounting for and payments of taxes on the benefits provided to Employee, and Employee will keep such records regarding uses of these benefits as STG reasonably requires and will furnish STG all such information as may be reasonably requested by it with respect to such benefits.

3.5.                            Expenses.                                         STG will pay or reimburse Employee from time to time for all expenses incurred by Employee during the Employment Term on behalf of STG in accordance with corporate policies established by STG; provided, that (a) such expenses must be reasonable business expenses, and (b) Employee supplies to STG itemized accounts or receipts in accordance with STG’s procedures and policies with respect to reimbursement of expenses in effect from time to time.

4.                                      Employment Termination.

4.1.                            Termination Events.

(a)                                 The Employment Term will end, and the parties will not have any rights or obligations under this Agreement (except for the rights and obligations under those Sections of this Agreement that are continuing and will survive the end of the Employment Term, as specified in Section 9.10 of this Agreement) on the earliest to occur of the following events (each a “Termination Date”):

(1)                                 the death of Employee;

(2)                                 the termination of Employment as a result of Employee’s Disability (as defined in Section 4.1(b) of this Agreement) of Employee;

(3)                                 the termination of Employee’s employment by Employee without Good Reason (as defined in Section 4.1(d) of this Agreement);

(4)                                 the termination of Employee’s employment by STG for Cause (as defined in Section 4.1(c) of this Agreement);

(5)                                 the termination of Employee’s employment by STG without Cause; or

(6)                                 the termination of Employee’s employment by Employee for

Good Reason within three (3) months of the inception of the event giving rise to the Good Reason; provided, however, the Employee has first given the Employer written notice of the Good Reason within ten (10) business days of its occurrence and thirty (30) days following such notice to correct it.

(b)                                 Except as is provided in the last sentence of this Section 4.1(b), for the purposes of this Agreement, “Disability” means Employee’s inability, whether mental or physical, to perform the normal duties of Employee’s position for ninety (90) days (which need not be consecutive) during any twelve (12) consecutive month period, and the effective date of such Disability shall be the day next following such ninetieth (90th) day.  If STG and Employee are unable to agree as to whether Employee is disabled, the question will be decided by a physician to be paid by STG and designated by STG, subject to the approval of Employee (which approval may not be unreasonably withheld) whose determination will be final and binding on the parties.  Notwithstanding anything in this Section 4.1(b) or in this Agreement to the contrary, to the extent necessary to prevent a violation of section 409A of the Internal Revenue Code (and any guidance issued thereunder), “Disability” means a medically determinable physical or mental impairment which qualifies Employee for total disability benefits under the Social Security Act and/or which, in the opinion of the STG (based upon such evidence as it deems satisfactory): (i) can be expected to result in death or to last at least twelve (12) months, and (ii) will prevent Employee from performing any substantial gainful activity.

(c)                                  For the purposes of this Agreement, “Cause” means any of the following:  (i) the wrongful appropriation for Employee’s own use or benefit of property or money entrusted to Employee by any of the SBG Entities, (ii) the conviction or granting of a Probation Before Judgment (or similar such finding or determination if not by a Maryland court) of a crime involving moral turpitude, (iii) Employee’s continued willful disregard of Employee’s duties and responsibilities hereunder after written notice of such disregard and the reasonable opportunity to correct such disregard, (iv) Employee’s continued violation of any STG policy after written notice of such violations (such policy may include policies as to drug or alcohol abuse) and the reasonable opportunity to cure such violations, (v) any willful misconduct or gross negligence by Employee which is reasonably likely (in the opinion of STG’s FCC counsel) to actually jeopardize a Federal Communications Commission license of any broadcast station owned directly or indirectly by any of the SBG Entities or programmed, directly or indirectly, by any of the WBG Entities; or (vi) the continued insubordination of Employee and/or Employee’s repeated failure to follow the reasonable directives of the SBG CEO or the SBG Board after written notice of such insubordination or the failure to follow such reasonable directives.  Upon a termination for Cause, all of Employee’s duties as described in Section 1 of this Agreement shall terminate.

(d)                                 For purposes of this Agreement, “Good Reason” means any of the following: (i) a more than five percent (5.0%)  reduction in Employee’s compensation (other than a reduction consistent with a company-wide reduction in pay affecting substantially all executive employees of STG and its subsidiaries), (ii) the relocation of Employee’s principal place of employment more than twenty (20) miles from its present location, (iii) a material reduction in the duties of Employee or a material change in Employee’s working conditions or (iv) if Employee is no longer STG’s Chief Operating officer and Vice President or no longer reports to SBG’s Chief Executive Officer and SBG Board.

4.2.                            Termination Payments.

(a)                                 If Employee’s employment is terminated pursuant to Section 4.1(a)(1) (i.e., upon his death), STG shall pay to the person or persons designated by Employee pursuant to Section 9.19 (or, if no such written designation has been made, Employee’s estate), all of the following:

1.                                      within thirty (30) days after the Termination Date the Base Salary with respect to the then current year that would have been payable to Employee under Section 3.1 of this Agreement up to and including the Termination Date;

2.                                      a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by STG and consistent with Section 3 of this Agreement);

3.                                      benefits, if any, applicable to Employee in the SBG Stock Option Agreement, upon the terms and conditions set forth therein; and

4.                                      if payment of the Special Longevity Bonus (as defined in Section 8.1 of this Agreement) has not occurred prior to the Employee’s death, a payment equal to a percentage of the Special Longevity Bonus calculated by multiplying the Special Longevity Bonus times a fraction, the numerator of which is the number of days that have elapsed from the inception of the Employee’s employment by any of the SBG Entities (i.e., July 26, 1986) through the date of the Employee’s death, and the denominator of which is the number of days from the inception of the Employee’s employment by any of the SBG Entities through the Earned Bonus Date (as defined in Section 8.1) (i.e., 11,796 days).

(b)                                 If Employee’s employment is terminated pursuant to Section 4.1(a)(2) of this Agreement (i.e., upon his Disability), STG shall pay all of the following:

1.                                      within thirty (30) days after the Termination Date, the Base Salary with respect to the then current year that would have been payable to Employee under Section 3.1 had the Employment Term ended on the last day of the month in which the Termination Date occurs;

2.                                      a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by STG and consistent with Section 3 of this Agreement);

3.                                      benefits, if any, applicable to Employee in the STG Stock Option Agreement, upon the terms and conditions set forth therein; and

4.                                      if payment of the Special Longevity Bonus has not occurred prior to the Employee’s Disability, a payment equal to a percentage of the Special Longevity Bonus calculated by multiplying the Special Longevity Bonus by a fraction, the numerator of which is the number of days that have elapsed from the inception of the Employee’s employment by any of the SBG Entities (i.e., July 26, 1986) through the date of the Employee’s Disability, and the denominator of which is the number of days from the inception of the Employee’s employment by any of the SBG Entities through the Earned Bonus Date (i.e., 11,796 days).

(c)                                  If Employee’s employment is terminated pursuant to Section 4.1(a)(3) of this Agreement (i.e., by Employee without Good Reason), STG shall pay to the Employee the following:

1.                                      within thirty (30) days after the Termination Date, the Base Salary due Employee up to and including the Termination Date;

2.                                      a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by STG and consistent with Section 3 of this Agreement);

3.                                      benefits, if any, applicable to Employee in the STG Stock Option Agreement, upon the terms and conditions set forth therein; and

4.                                      any Special Longevity Bonus for which on or prior to such Termination Date Employee has satisfied all of the conditions for receipt thereof under Section 8 of this Agreement (i.e., the date of Employee’s resignation is after the Earned Bonus Date specified in Section 8.1 of this Agreement but before payment of the Special Longevity Bonus).

(d)                                 If Employee’s employment is terminated pursuant to Section 4.1(a)(4) of this Agreement (i.e., by STG for Cause), STG shall pay to Employee within thirty (30) days after the Termination Date, the Base Salary due Employee up to and including the Termination Date.

(e)                                  If Employee’s employment is terminated pursuant to Section 4.1(a)(5) of this Agreement (i.e., by STG without Cause) or pursuant to Section 4.1(a)(6) of this Agreement (i.e., by Employee for Good Reason), STG shall pay Employee all of the following:

1.                                      within thirty (30) days after the Termination Date, the Base Salary with respect to the then current year that would have been payable to Employee under Section 3.1 of this Agreement had the Employment Term ended on the last day of the month in which the Termination Date occurs plus one (1) additional month’s Base Salary;

2.                                      a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by STG and consistent with Section 3 of this Agreement);

3.                                      benefits, if any, applicable to Employee in the STG Stock Option Agreement, upon the terms and conditions set forth therein; and

4.                                      the Special Longevity Bonus if payment of the Special

Longevity Bonus has not occurred prior thereto.

5.                                      Confidentiality and Non-Competition.

5.1.                            Confidential Information.

(a)                                 During Employee’s employment hereunder (and at all times thereafter), Employee shall:

(1)                                 keep all “Confidential Information” (as defined in Section 5.1(b) of this Agreement) in trust for the use and benefit of (i) STG and STG and their direct and indirect subsidiaries, and (ii) all broadcast stations owned, operated, or programmed directly or indirectly by STG or its direct or indirect subsidiaries (collectively, the SBG Entities”);

(2)                                 not, except as (i) required by Employee’s duties under this Agreement, (ii) authorized by the SBG CEO or the SBG Board, or (iii) required by law or any order, rule, or regulation of any court or governmental agency (but only after notice to STG of such requirement), at any time during or after the termination of Employee’s employment with STG, directly or indirectly, use, publish, disseminate, distribute, or otherwise disclose any Confidential Information;

(3)                                 take all reasonable steps necessary, or reasonably requested by any of the SBG Entities, to ensure that all Confidential Information is kept confidential for the use and benefit of the SBG Entities; and

(4)                                 upon termination of Employee’s employment or at any other time any of the SBG Entities in writing so request, promptly deliver to such SBG Entity all materials constituting Confidential Information relating to such SBG Entity (including all copies) that are in Employee’s possession or under Employee’s control.  If requested by any of the SBG Entities to return any Confidential Information, Employee will not make or retain any copy of or extract from such materials.

(b)                                 For purposes of this Section 5.1, Confidential Information means any proprietary or confidential information of or relating to any of the SBG Entities that is not generally available to the public.  Confidential Information includes all information developed by or for any of the SBG Entities (by the Employee or otherwise) concerning marketing used by any of the SBG Entities, suppliers, or customers (including advertisers) with which any of the SBG Entities has dealt prior to the Termination Date, plans for development of new services and expansion into new areas or markets, internal operations, financial information, operations, budgets, and any trade secrets or proprietary information of any type owned by any of the SBG Entities, together with all written, graphic, other materials relating to all or any of the same, and any trade secrets as defined in the Maryland Uniform Trade Secrets Act, as amended from time to time.

5.2.                            Non-Competition/Non-Hire/Non-Solicitation.

(a)                                 If Employee receives any Special Longevity Bonus under Section 8 of this Agreement, or if Employee’s employment is terminated (i) pursuant to Section 4.1(a)(3) of this Agreement (i.e., by Employee without Good Reason) or (ii) pursuant to Section 4.1(a)(4) of this Agreement (i.e., for Cause), Employee shall not, for a period of eighteen (18) months after termination, directly or indirectly, participate in any activity involved in the ownership or operation of any television broadcast station, any subscription broadcast service, cable television system operator, cable interconnect, cable television channel or similar enterprise within any Designated Market Area (as defined in Section 5.2 (f) of this Agreement) in which any of the SBG Entities owns, operates, programs, or supplies substantially all of the program services to a broadcast station immediately prior to such termination.  As used herein, “participate” means lending one’s name to, acting as a consultant or adviser for, being employed by, or acquiring any direct or indirect interest in any business or enterprise, whether as a stockholder, partner, officer, director, employee, consultant, or otherwise.

(b)                                 While employed by STG or any of the SBG Entities, and for eighteen (18) months thereafter (regardless of the reason why Employee’s employment is terminated), Employee will not directly or indirectly:

(1)                                 hire, attempt to hire, or to assist any other person or entity in hiring or attempting to hire any employee of any of the SBG Entities or any person who was an employee of any of the SBG Entities within the prior eighteen (18) months period; or

(2)                                 solicit, in competition with any of the SBG Entities, the business of any customer of any of the SBG Entities or any entity whose business any of the SBG Entities solicited during the eighteen (18) months period prior to Employee’s termination.

(c)                                  Notwithstanding anything else contained in this Section 5.2, (i) Employee may at any time own, for investment purposes only, up to five percent (5%) of the stock of any publicly-held corporation whose stock is either listed on a national stock exchange or on the NASDAQ National Market System if Employee is not otherwise affiliated with such corporation, and (ii) after the Employment Term only, Employee shall not be prohibited from participating with any entity whose earnings before interest, taxes, depreciation, and amortization (“EBITDA”) from the sale, utilization, or development of digital television spectrum, when combined with the earnings derived from the operation of television stations, is twenty-five percent (25%) or less of such entity’s total EBITDA; provided, however, Employee’s participation with such entity shall not directly or indirectly be with (A) any television division, affiliate, or subsidiary of any such entity or (B) any other division, subsidiary, or affiliate of any such entity involved in the sale, utilization, or development of the digital television spectrum owned or controlled by such entity.

(d)                                 In the event that (i) STG places all or substantially all of its television broadcast stations up for sale within eighteen (18) months after termination of Employee’s employment hereunder, or (ii) Employee’s employment is terminated in connection with the disposition of all or substantially all of such television broadcast stations (whether by sale of assets, equity, or otherwise), Employee agrees to be bound by, and to execute such additional instruments as may be necessary or desirable to evidence Employee’s agreement to be bound by, the terms and conditions of any non-competition provisions contained in the purchase and sale agreement for such stations, without receiving any consideration therefore beyond that expressed in this Agreement.  Notwithstanding the foregoing, in no event shall Employee be bound by, or obligated to enter into, any non-competition provisions referred to in this Section 5.2  that extend beyond eighteen (18) months from the date of termination of Employee’s employment hereunder or whose scope extends the scope of the non-competition provisions set forth in Section 5.2(a) of this Agreement.

(e)                                  The eighteen (18) month time period referred to in this Section 5.2 of this Agreement shall be tolled on a day-for-day basis for each day during which Employee participates in any activity in violation of Section 5.2 of this Agreement so that Employee shall be restricted from engaging in the conduct referred to in Section 5.2 of this Agreement for a full twelve (12) months.

(f)                                   For purposes of this Section 5.2, Designated Market Area shall mean the designated market area (“DMA”) as defined by The A.C. Nielsen Company (or such other similar term as is used from time to time in the television broadcast community).

5.3.                            Acknowledgment.                                             Employee acknowledges and agrees that this Agreement (including, without limitation, the provisions of Sections 5 and 6 of this Agreement) is a condition of Employee being employed by STG, Employee having access to Confidential Information, being eligible to receive the items referred to in Section 3 of this Agreement, Employee’s advancement at STG, and Employee being eligible to receive other special benefits at STG; and further, that this Agreement is entered into, and is reasonably necessary, to protect the SBG Entities’ investment in Employee’s training and development, and to protect the goodwill, trade secrets, business practices, and other business interests of the SBG Entities.

6.                                      Remedies.

6.1.                            Injunctive Relief.                                                 The covenants and obligations contained in Section 5 of this Agreement relate to matters which are of a special, unique, and extraordinary character, and a violation of any of the terms of such Section will cause irreparable injury to the SBG Entities, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, SBG Entities will be entitled to an injunction, a restraining order, or other equitable relief from any court of competent jurisdiction (subject to such terms and conditions that the court determines appropriate) restraining any violation or threatened violation of any of such terms by Employee and such other persons as the court orders.  The parties acknowledge and agree that judicial action, rather than arbitration, is appropriate with respect to the enforcement of the provisions of Section 5 of this Agreement.  The forum for any litigation hereunder shall be the Circuit Court of Baltimore County or the United States District Court (Northern Division) sitting in Baltimore, Maryland.

6.2.                            Cumulative Rights and Remedies.            Rights and remedies provided by Section 5 of this Agreement are cumulative and are in addition to any other rights and remedies any of the SBG Entities may have at law or equity.

7.                                      Absence of Restrictions.            Employee warrants and represents that Employee is not a party to or bound by any agreement, contract, or understanding, whether of employment or otherwise, with any third person or entity which would in any way restrict or prohibit Employee from undertaking or performing employment with STG in accordance with the terms and conditions of this Agreement.

8.                                      Special Longevity Bonus.

8.1.                            Achievement of Longevity.                                              Provided that Employee is continuously employed by STG (including, if applicable, any employment with any other of the SBG Entities from the Effective Date through the earliest of either (a) November 19, 2018 (the “Longevity Effective Date”), (b) the “Change in Control Date” defined in Section 8.3 of this Agreement or (c) the termination of this Agreement pursuant to Sections 4.1(a)(1), 4.1(a)(2), 4.1(a)(5) or 4.1(a)(6) hereof, then Employee shall be entitled to the payment of Two Million Seven Hundred Fifty Thousand Dollars and no cents ($2,750,000.00) (the “Special Longevity Bonus”) or such applicable percentage thereof see - Sections 4.2(a)(4), 4.2(b)(4) in the manner provided in Section 8.2 of this Agreement upon such date, which shall be Employee’s “Earned Bonus Date.”

8.2.                            Manner of Payment.                                Any Special Longevity Bonus that is payable under this Section 8 shall be paid in a single lump sum payment (the “Special Longevity Bonus”) as soon as is administratively practical, but in no event later than ninety (90) days after the Earned Bonus Date; provided, however, that if (a) the Special Longevity Bonus is determined by STG to be a payment of deferred compensation that is subject to section 409A of the Internal Revenue Code and the regulations promulgated thereunder, and (b) any payment of such Special Longevity Bonus would coincide with Employee’s “separation from service” as determined by STG in accordance with section 409A(a)(2)(A)(i) of the Internal Revenue Code and the regulations promulgated thereunder, and (iii) Employee is a “specified employee” as determined by STG in accordance with section 409A(a)(2)(B) of the Code and the regulations promulgated thereunder, then the payment of the Special Longevity Bonus shall be made in accordance with Section 9.14 of this Agreement.  Any such Special Longevity Bonus shall be paid to Employee, or if he is deceased, to the person or persons designated by Employee pursuant to Section 9.19 of this Agreement (or, if no such written designation has been made, Employee’s estate).

8.3.                            Entitlement to Special Longevity Bonus Upon a Change in Control.

(a)                                 The “Change in Control Date” shall be the date of receipt by SBG or its stockholders of the consideration related to a Change in Control, as defined in Section 8.3(b) of this Agreement.

(b)                                 “Change in Control” means and includes each and all of the following occurrences:

(i)                                     The stockholders of SBG approve a merger or consolidation of STG with any other corporation, other than a merger or consolidation which would result in the voting securities of STG outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent company) fifty percent (50%) or more of the total voting power represented by the voting securities of such surviving entity, or its parent company, outstanding immediately after such merger or consolidation, or the stockholders of SBG approve a plan of complete liquidation of STG or an agreement for the sale or disposition by STG of all or substantially all of STG’s entities or assets; or

(ii)                                  The acquisition by any Person as Beneficial Owner (as defined in Section 8.3 (d) of this Agreement), directly or indirectly, of securities of STG representing more than fifty percent (50%) of the total voting power represented by STG’s then outstanding voting securities.

(c)                                  Any other provision of this Section 8 notwithstanding, the term Change in Control shall not include either of the following events undertaken at the election of SBG:

(i)                                     Any transaction, the sole purpose of which is to change the state of incorporation of SBG or STG; or

(ii)                                  A transaction, the result of which is to sell all or substantially all of the assets of SBG or STG to another corporation (the “Surviving Corporation”); provided that the Surviving Corporation is owned or controlled, directly or indirectly, by those stockholders of SBG who owned or controlled fifty percent (50%) or more of the voting securities of SBG immediately preceding such transaction; and provided, further, that the Surviving Corporation expressly assumes this Agreement.

(d)                                 For purposes of this Section 8.3, the term “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(e)                                  For purposes of this Section 8.3, the term “Person” has the meaning ascribed to such term in section 3(a)(9) of the Exchange Act and as used in sections 13(d) and 14(d) thereof, including a group as defined in section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as Trustee).

8.4.                            Waiver of Other Payments Upon Payment of Special Longevity Bonus.

Any payment of the Special Longevity Bonus that is described in this Section 8 will be in lieu of any termination or severance payments required by any policy of STG, or, to the fullest extent permissible thereunder, applicable law (including unemployment compensation).

9.                                      Miscellaneous.

9.1.                            Attorneys’ Fees.            In any action, litigation, or proceeding (collectively, “Action”) between the parties arising out of or in relation to this Agreement, the prevailing party in the Action will be awarded, in addition to any damages, injunctions, or other relief, and without regard to whether such Action is prosecuted to final appeal, such party’s costs and expenses, including reasonable attorneys’ fees.

9.2.                            Headings.            The descriptive headings of the Sections of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.

9.3.                            Notices.            All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) oral or written confirmation of a receipt of a facsimile transmission, (b) confirmed delivery of a standard overnight courier or when delivered by hand, or (c) the expiration of five (5) business days after the date mailed, postage prepaid, to the parties at the following addresses:

If to STG to:	Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030
	Attn :	Chief Executive Officer

With a copy to:	Steven A. Thomas, Esquire
Thomas & Libowitz, P.A.
100 Light Street, Suite 1100
Baltimore, Maryland 21202

If to Employee to:	Employee’s address as listed from time to time, in the personnel records of STG (or any affiliate thereof)

or to such other address as will be furnished in writing by any party.  Any such notice or communication will be deemed to have been given as of the date so mailed.

9.4.                            Assignment.                             STG may not assign, transfer, or delegate STG’s rights or obligations under this Agreement and any attempt to do so is void; provided, STG may assign this Agreement to any subsidiary of STG, any parent of STG; provided such assignment shall not relieve STG of its obligations hereunder, and Employee hereby consents and agrees to be bound by any such assignment by STG.  Employee may not assign, transfer, or delegate Employee’s rights or obligations under this Agreement and any attempt to do so is void.  This Agreement is binding on and inures to the benefit of the parties, their successors and assigns, and the executors, administrators, and other legal representatives of Employee.  No other third parties, other than SBG Entities, shall have, or are intended to have, any rights under this Agreement.

9.5.                            Counterparts.            This Agreement may be signed in one or more counterparts.

9.6.                            Governing Law.            THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS (INCLUDING VALIDITY, CONSTRUCTION, EFFECT, AND

PERFORMANCE.)

9.7.                            Severability.            If the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and Employee hereby consents that such scope may be reformed or modified accordingly and enforced as reformed or modified in any proceeding brought to enforce such provision.  Subject to the immediately preceding sentence, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall not be deemed to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

9.8.                            Entire Agreement.            This Agreement constitutes the entire agreement of Employee and STG regarding Employee’s employment by STG.  This Agreement amends, supersedes, and replaces all prior agreements and understandings, written or verbal, formal or informal, among the parties with respect to the employment of Employee by any of the SBG Entities, including the subject matter of this Agreement.  This Agreement may not be amended or modified except by agreement in writing, signed by the party against whom enforcement of any waiver, amendment, modification, or discharge is sought.  Notwithstanding anything herein to the contrary, this Agreement is not intended to supersede, amend, replace or in any way effect any Restricted Stock Award Agreement between any of the SBTG Entities and Employee, all of which agreements shall remain in full force and effect without modification thereto.

9.9.                            Interpretation.            This Agreement is being entered into among competent and experienced businessmen (who have had an opportunity to consult with counsel), and any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language.

9.10.                     Continuing Obligations.            The provisions contained in the following Sections of this Agreement will continue and survive the termination of this Agreement: Sections 4.1, 4.2, 5, 6, 8 and 9.

9.11.                     Taxes.            STG may withhold from any payments under this Agreement all applicable federal, state, city, or other taxes required by applicable law to be so withheld.

9.12.                     Waiver of Jury Trial.            STG and Employee do hereby jointly and severally waive their right to a trial by jury in any action or proceeding to which both are parties arising out of, or in any manner pertaining to, this Agreement.  It is understood and agreed that this waiver constitutes a waiver of the right to trial by jury of all claims against all parties to such actions or proceedings.  This waiver is knowingly, voluntarily, and willingly made by Employee and STG, and each represents and warrants to the other that no representations of facts or opinion have been made by any person to induce this waiver or to in any way modify or nullify its effect. still further, Employee and STG each represents to the other that each has been represented by counsel selected by such party to review or prepare this Agreement or, if not represented, that such party has been advised, and has had the opportunity, to seek the advice of independent legal counsel to review this Agreement prior to signing this Agreement.

9.13.                     Exclusion from ERISA and Retirement and Fringe Benefit Computation.            Employee and STG do hereby jointly and severally acknowledge and agree that this Agreement shall not be regarded as an “employee benefit plan” under 29 U.S.C. § 1002(3); provided, however, that if this Agreement is ever regarded as an “employee benefit plan” under 29 U.S.C. § 1002(3), Employee and STG acknowledge and agree that this Agreement shall be regarded as a plan which is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under 29 U.S.C. § 1051(2).  Unless specifically provided otherwise pursuant to a separate plan or agreement, any payment of the Special Longevity Bonus under this Agreement shall not be taken into account as “wages,” “salary” or “compensation” in determining eligibility or benefits under (i) any pension, retirement, profit sharing or other qualified or nonqualified plan of deferred compensation, (ii) any employee welfare or fringe benefit plan, including, but not limited to, group life insurance and disability, or (iii) any form of extraordinary pay, including, but not limited to, bonuses, sick pay, and vacation pay.

9.14.                     Section 409A Compliance.            This Agreement may not be amended in any way that results in a violation of section 409A of the Internal Revenue Code or any regulatory or other guidance issued by the Internal Revenue Service thereunder.  In particular, except to the extent permitted by regulatory or other guidance issued by the Internal Revenue Service under section 409A(a)(3) of the Internal Revenue Code, no amendment of this Agreement shall in any way (including a change in form of distribution) result in acceleration of the timing or amount of any payment (or any portion thereof) of deferred compensation that is due under this Agreement.  An amendment that permits acceleration for any one or more of the reasons that constitute exceptions to the prohibition on acceleration of payments, pursuant to Treas. Regs. § 1.409A-3(j) (as presently written or as hereafter amended, finalized, replaced or supplemented), shall not be deemed to be in violation of this Section 9.14.  Notwithstanding any provision of this Agreement to the contrary, if at the time of any Earned Bonus Date, as defined in Section 8.1 of this Agreement, Employee is regarded as a “specified employee” within the meaning of section 409A(a)(2)(B) of the Code and the regulations promulgated thereunder, he may not receive any payment(s) of “deferred compensation” upon any “separation from service” as determined by STG in accordance with section 409A(a)(2)(A)(i) of the Internal Revenue Code and the regulations promulgated thereunder, unless such payment(s) are made on or after the date that is six months after the date of such separation from service (or if earlier, the date of death of such specified employee.)   Instead, any such payments to which such specified employee would otherwise be entitled during the first six (6) months following such separation from service shall be accumulated and paid on the first day of the seventh month following the date of separation from service.

9.15.                     No Right to Employment.            Nothing herein contained is intended to or shall be construed as conferring upon Employee any right to continue in the employ of any of the SBG Entities.

9.16.                     Enforcement.            The location of any arbitration regarding this Agreement shall be Baltimore County, Maryland.  The forum for any litigation involving this Agreement shall be the Circuit Court of Baltimore County or the United States District Court (Northern Division) sitting in Baltimore, Maryland.  In the event that either party institutes an action to enforce or interpret any provision of this Agreement, the non-prevailing party shall pay to the prevailing party all costs and expenses (including a reasonable sum for attorneys’ fees and all expert witness fees) incurred by the prevailing party in connection with any such action as determined by the finder of fact in such proceeding.

9.17.                     Independent Legal Counsel.            The undersigned understand and acknowledge that this Agreement was prepared by counsel for STG.  The undersigned understand that Employee and STG may be adverse to each other regarding terms and conditions set forth in this Agreement.  The undersigned acknowledge that counsel to STG has not represented Employee in connection with the preparation of this Agreement nor provided Employee with any legal or other advice in connection with this Agreement and that Employee has been advised and urged to seek independent professional legal, tax, and financial advice in connection with deciding to enter into this Agreement.

9.18.                     Arbitration and Extension of Time.            Except as specifically provided in Section 6 of this Agreement, any dispute or controversy arising out of or relating to this Agreement shall be determined and settled by arbitration in Baltimore County, Maryland in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.  The expenses of the arbitration shall be borne by the non-prevailing party to the arbitration, including, but not limited to, the cost of experts, evidence, and legal counsel, as determined by the arbitrator(s) in any such proceeding.  Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to arbitration, such period shall automatically be extended by the number of days, plus ten (10) that are taken for the determination of that matter by the arbitrator(s).  Notwithstanding the foregoing, the parties agree to use their best reasonable efforts to minimize the costs and frequency of arbitration hereunder.

9.19                        Payment to Beneficiaries and Beneficiary Designation.

(a)                                 In the event of Employee’s death at a time when Employee is entitled to receive but has not yet received any cash payments pursuant to this Agreement, any such remaining payments shall be paid to Employee’s beneficiaries.

(b)                                 Simultaneously with the execution of this Agreement, Employee shall designate one or more beneficiaries to receive the cash payments referred to in Section 9.19(a) of this Agreement.  Such beneficiary designation shall be set forth in Exhibit A attached hereto and made a part hereof, and may be modified by Employee at any time, and from time to time, by execution of a new Exhibit A.  Each designation of beneficiary will revoke all prior designations by Employee.

(c)                                  If the primary beneficiaries named by Employee die before Employee, and there are no living contingent beneficiaries named by Employee, STG shall direct distribution of the cash payments payable pursuant to this Agreement to the legal representative of the estate of Employee.

9.20                        Payments to Minors.   If any person to whom any cash payment is due under this Agreement is a minor, or is reasonably found by STG to be incompetent by reason of physical or mental disability, STG shall have the right to cause such payments becoming due to such person to be made to another for his benefit, without responsibility of STG to see to the application of the payment of any such payments, and such payment will constitute a complete discharge of the liabilities of STG with respect thereto.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

[THE SIGNATURES OF THE PARTIES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

SINCLAIR TELEVISION GROUP, INC.
(on behalf of itself and any applicable Sinclair Entities)

By:
Name:
Title:

EMPLOYEE:

Steve Marks

[BENEFICIARY DESIGNATION FORM APPEARS AS EXHIBIT “A”]

EXHIBIT A

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

BETWEEN SINCLAIR TELEVISION GROUP, INC. AND THE UNDERSIGNED EMPLOYEE

DESIGNATION OF BENEFICIARY

By virtue of my right under the Agreement by and between Sinclair Television Group, Inc. and Steve Marks to designate the beneficiary(ies) of benefits payable under the Agreement, and subject to any future exercise of said right by me, I hereby direct that any and all such benefits shall be paid, in accordance with the terms of the Agreement, to the person(s) named below who are living at the time of my death, and, unless otherwise expressly indicated, in equal shares among them if more than one such person shall be living at the time of my death:

PRIMARY BENEFICIARIES:

Name	Relationship	Address

Name	Relationship	Address

Name	Relationship	Address

In the event that no primary beneficiary shall be living at the time of my death, I hereby direct that any remaining payment(s) shall be made to those person(s) named below who are living at the time of my death, and, unless otherwise expressly indicated, in equal shares among them if more than one such person shall be living at the time of my death:

CONTINGENT BENEFICIARIES:

Name	Relationship	Address

Name	Relationship	Address

Name	Relationship	Address

i

In the further event that none of the persons named above, either as primary or contingent beneficiaries, shall be living at the time of my death, any remaining payment(s) shall be made to my estate pursuant to the Agreement.

NOTE: If so specified in the above designations, “person” includes a trust or corporation.

Steve Marks

Witness	(Employee Signature)	Date

RECEIPT ACKNOWLEDGED:

By:
Date

ii

ALTERNATIVE METHOD OF COMPLIANCE WITH ERISA

REPORTING AND DISCLOSURE REQUIREMENTS

Statement Pursuant to DOL Regulations §2520.104-23

TO:	Top Hat Plan Exemption
Pension and Welfare Benefits Administration
Room N-1513
U.S. Department of Labor
200 Constitution Avenue, NW.
Washington, D.C. 20210

FROM:	Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030
EIN:

DATE:

NAME OF ARRANGEMENT:	Sinclair Broadcast Group, Inc./Sinclair Television Group, Inc. Deferred Compensation Plan

DATE ADOPTED:

NUMBER OF EMPLOYEES:                         4

The above named employer maintains an arrangement primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

This is a protective filing only.  The Company does not believe that the arrangement constitutes an employee benefit plan under 29 USC §1002(3).

The arrangement currently covers four members of a select group of management or highly compensated employees. The address and Company identification number of the above named Company is:

SINCLAIR BROADCAST GROUP, INC.
10706 Beaver Dam Road
Cockeysville, Maryland 21030
EIN:

Sincerely,

SINCLAIR BROADCAST GROUP, INC.

By:

I